                                                                    EXHIBIT 4.42

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of April, 2003.

BETWEEN:

                  ANTHONY CLARK INTERNATIONAL INSURANCE BROKERS LTD., a company amalgamated under the laws of Alberta and having an address at Suite 355, 10333 Southport Road S.W., Calgary, Alberta T2W 3X6

                  (herein called the "Company")

                                                               OF THE FIRST PART

AND:

                  PRIMO PODORIESZACH, business person having an address at 1732 North River Drive, Kamloops, British Columbia V2B 7N7

                  (the "Executive")

                                                              OF THE SECOND PART

WHEREAS:

A. The Company carries on a general insurance brokerage business in the Province of Alberta and elsewhere (the "Business");

B. The Company wishes to employ the Executive as the President and Chief Executive Officer of the Company and the Executive has agreed to accept such employment, subject to the terms, conditions and covenants herein provided; and

C. The Company and the Executive are desirous of having certain rights and benefits in the event that the Executive is dismissed or the Executive's employment relationship with the Company is terminated in the manner set out herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged), the Company and the Executive hereby agree as follows:

ENGAGEMENT

1. The Company hereby employs the Executive to render services to the Company as, and to undertake the duties and exercise the powers of, the President and Chief Executive

         Officer of the Company, subject always to the general control and direction of the Board of Directors of the Company (the "Board").

2. The Executive shall have such responsibilities, duties and authority and perform such functions that are commensurate with the position of the President and Chief Executive Officer of a insurance brokerage company of comparable size to the Company and carry out the lawful instructions and directions from time to time given to him by the Board and perform his duties to the utmost of his ability and the Executive shall use his best efforts to promote the interests and goodwill of the Company and conduct himself in a diligent, competent and businesslike manner.

3. During the term of this Agreement, including any renewals hereof, the Executive shall devote substantially the whole of his time and attention to the business and affairs of the Company and its affiliates and shall not, without the consent in writing of the Company, undertake any other business or occupation or become an employee or agent of any other corporation, firm or individual; provided that nothing herein shall be construed so as to prevent the Executives from taking on a directorship in another company or from making investments of a strictly passive nature, so long as such director duties or investments, when considered together, are not of a type or in an amount such as would conflict with the efficient performance by the Executive of his duties hereunder.

4. The Company shall employ the Executive at an annual salary of $100,000 (the "Base Salary"), payable regularly in accordance with Company practice (less applicable source deductions). The performance of the Executive will be reviewed annually by the Company, and at the sole option of the Company the Base Salary of the Executive may be increased; provided, however, the Company shall be under no obligation to increase the Base Salary at the time of any such review.

5. In addition to his other remuneration, the Company shall make available to the Executive (and possibly other senior executives of the Company) a bonus plan under which a bonus may be paid by the Company, on an entirely discretionary basis, based on the performance of the Company and the Executive. If in any year the Executive becomes entitled to a bonus pursuant to the provisions of the said plan, the Company shall pay to the Executive such bonus within five days of it becoming due and owing or at such other times as may be most advantages to the Executive with respect to the provisions of the INCOME TAX ACT (Canada) or similar legislation in place in the jurisdiction of the Executive's residence.

6. The Executive shall be entitled to participate in all benefit programs offered from time to time by the Company to senior employees of the Company, if any. If part of the said benefit program consists of the provision of insurance for the Executive and his estate, the Executive agrees to provide necessary medical information and to undergo medical examinations as may be reasonably requested by insurance carriers in this regard.

7.       Intentionally Deleted.

8. The Company shall pay all reasonable expenses actually and properly incurred by the Executive in furtherance of or in connection with the Business in accordance with Company policy, including, but not by way of limitation, all travel expenses, parking and all entertainment expenses. If any such expenses are paid in the first instance by the Executive, the Company shall reimburse him therefor, subject to the receipt by the Company of statements and vouchers in form reasonably satisfactory to it.

9. For the vacation entitlement periods beginning April 1, 2002 and each 12 month period thereafter, the Executive shall be entitled to earn an annual vacation for time worked of up to six (6) weeks in each twelve-month period between April 1 and March 31 of each year. Such vacations may be taken only at such times as the Executive and the Company may from time to time reasonably determine having regard to the operations of the Company; and provided further that such vacations must be taken within 12 months after the end of the respective entitlement period and may not be accumulated from year to year.

10. The term of the Executive's employment shall be for an indefinite period, until such time as the employment of the Executive is terminated in accordance with the provisions of this agreement or he resigns voluntarily.

11. The Company may terminate the employment of the Executive forthwith, without notice and without pay in lieu of notice, for any cause which would entitle the Company under applicable law to terminate the services of the Executive for cause without either notice or compensation in lieu of notice.

12. Subject to the provisions of sections 11, 13 and 14 hereof, the Company may terminate the employment of the Executive for any reason whatsoever, by the payment of the Executive's then Base Salary on a regular basis (less applicable source deductions) from the date of termination of his employment of 300% of his then current annual salary.

13. In the event that greater compensation in lieu of notice is required to be given by the Company to the Executive pursuant to the EMPLOYMENT STANDARDS ACT (British Columbia) or any equivalent or successor legislation, section 12 hereof shall be construed as providing for the payment of such greater amount.

14. Terms used in this section 14 but not otherwise defined herein have the meanings set forth below:

14.1     (a)      "Benefit Plans" means any stock option or share purchase plan, employee loan, insurance, long-term disability, medical, dental and other executive and employee benefit plans, including any pension or group RRSP plans, perquisites and privileges as may be provided by the Company or any subsidiary of the Company to the Executive;

         (b)      "Expiry Date" means 12 months after a Triggering Event occurs;
                  and

         (c) "Triggering Event" means any one of the following events which occurs without the express or implied agreement of the
                  Executive:

                  (i) an adverse change in any of the duties, powers, rights, discretion, salary or benefits of the Executive as they exist at the date of a this Agreement;

                  (ii) a diminution of the title of the Executive as it exists at the date of this Agreement;

                  (iii) a change in the person or body to whom the Executive reports at the date of this Agreement, except if such person or body is of equivalent rank or stature or such change is as a result of the resignation or removal of such person or the persons comprising such body, as the case may be, provided that this shall not include a change resulting from a promotion in the normal course of business;

                  (iv) a change in the municipality at which the Executive is regularly required to carry out the terms of his employment with the Company which at the date of this Agreement is Kamloops, British Columbia, without the Executive's consent unless the Executive's terms of employment include the obligation to receive geographic transfers from time to time in the normal course of business; or

                  (v) the Executive is not nominated as a management nominee of the Board of Directors of the Company at a general meeting of the shareholders of the Company.

14.2 Subject to section 14.3 and notwithstanding anything to the contrary contained in this Agreement, if a Triggering Event occurs, the Executive shall be entitled to elect to terminate his employment with the Company and to receive a payment from the Company in an amount equal to 300% of his then current annual base salary.

14.3 All termination rights of the Executive provided for in section 14 are conditional upon the Executive electing to exercise such rights by notice given to the Company only up to the Expiry Date.

14.4 The Company shall not dismiss the Executive for any reason unless such dismissal is specifically approved by the Board of Directors of the Company.

14.5     In the event that the Executive is entitled to a payment pursuant to section 14.2, the Executive shall be entitled to have all Benefit Plans continued for a period of 12 months after the date of the giving of notice by the Executive pursuant to subsection 14.3, or the dismissal from the Executive's employment, as the case may be, or for any longer period available under any Benefit Plans when coverage is provided from a source other than the Company.

14.6     Intentionally Deleted.

14.7     Intentionally Deleted.

15.      Any payment to be made by the Company pursuant to the terms of section
         14.2 shall be paid by the Company in cash in a lump sum within five business days of the giving of notice by the Executive pursuant to subsection 14.3, or within five business days of the termination or dismissal from the Executive's employment as referred to in section 12. Any such payment shall be calculated, in the case of subsection 14.2, at the date of giving notice pursuant to subsection 14.3 and, in the case of subsection 14.4, at the date of dismissal or termination, as the case may be.

16. In the event that the Executive dies prior to the satisfaction of all of the Company's obligations under the terms of this Agreement, any remaining amounts payable to the Executive by the Company shall be paid to the person or persons previously designated by the Executive to the Company for such purposes. Any such designation of beneficiaries shall be made in writing, signed by the Executive and dated and filed with the Secretary of the Company. In the event that no designation is made, all such remaining amounts shall be paid by the Company to the estate of the Executive.

17. This Agreement shall be assigned by the Company to any successor corporation of the Company and shall be binding upon such successor corporation. The Company shall ensure that the successor corporation shall continue the provisions of this Agreement as if it were the original party in place of the Company; provided however that the Company shall not thereby be relieved of any obligation to the Executive pursuant to this Agreement. All appropriate arrangements shall be made by the Company for any successor corporation to honour this Agreement.

18. All confidential records, material and information and copies thereof, and all trade secrets (and without restricting the generality of the foregoing, including inventions, discoveries and methods of processing and production) concerning the business or affairs of the Company obtained by the Executive in the course of his employment shall remain the exclusive property of the Company. During the Executive's employment, or at any time thereafter, the Executive shall not divulge the contents of such confidential records or any of such confidential information or trade secrets to any person other than to the Company or the Company's qualified employees, and the Executive shall not, following the termination of his employment hereunder for any reason, use the contents of such confidential records or such confidential information or trade secrets for any purpose whatsoever. Under no circumstances shall the Executive remove any books, records or documents or copies thereof (whether or not confidential) from the Company's office, nor shall the Executive make any copies of any such books, records or documents or copies thereof for use outside the Company's office, except as specifically authorized by the Board of Directors of the Company after he ceases to be employed by the Company.

18.1 The Executive hereby agrees that he will not at any time during the term of his employment with the Company and for a period of two years thereafter:

         (a) divulge to any person, firm or corporation any name or names of any or all of the individuals and companies that assisted the Company or that participated in any private placement financing by the Company; or

         (b) interfere with or knowingly entice away any employee of the Company who was an employee of the Company within 90 days of the termination of the Executive's employment; or

         (c) disclose to any third party any information pertaining to the Company and its subsidiaries and their respective assets,

         and the Company may apply for or have an injunction restraining breach or threatened breach of the covenants herein contained.

18.2 The foregoing covenants are given by the Executive acknowledging that he has specific knowledge of the affairs of the Company. In the event that any clause or portion of any such covenant should be unenforceable or be declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of the covenants and such unenforceable or invalid portions shall be severable from the remainder of this agreement. The Executive hereby acknowledges and agrees that all restrictions contained in this agreement are reasonable and valid and all defences to the strict enforcement thereof by the Company are hereby waived by him.

18.3 Without intending to limit the remedies available to the Company, the Executive acknowledges that damages at law will be an insufficient remedy to the Company in view of the irrevocable harm which will be suffered if the Executive violates the terms of section 18 hereof and agrees that the Company may apply for and have injunctive relief in any court of competent jurisdiction specifically to enforce any such covenants upon the breach or threatened breach of any such provisions, or otherwise specifically to enforce any such covenants and hereby waives all defences to the strict enforcement thereof by the Company.

19. All previous agreements, written or oral, express or implied, between the parties hereto or on their behalf relating to the employment of the Executive by the Company are hereby terminated and cancelled, and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims, demands whatsoever under or in respect of any such agreements.

20. Any notice in writing required or permitted to be given to the Executive hereunder shall be sufficiently given if served on the Executive personally or mailed by registered mail postage prepaid addressed to the Executive at his last address known to the Company. Any such notice mailed as aforesaid shall be deemed to have been received by and given to the Executive two business days following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail postage prepaid addressed to the President of the Company at its head office. Any such notice mailed as aforesaid shall be deemed to have been received by and given to the Company two business days following the date of mailing. Either party may at any time give notice in writing to the other of any change of address of the party giving such notice and from and after the giving of such notice the address therein specified shall be deemed to be the address of such party for the giving of notices hereunder.

21. Each of the parties hereto agrees to do and execute or cause to be made, done or executed all such further and other things, acts, deeds, documents, assignments and assurances as may be necessary or reasonably required to carry out the intent and purpose of this Agreement fully and effectually. Without limiting the generality of the foregoing, the Company shall take all reasonable steps in order to structure the payment or payments provided for in this Agreement in the manner most advantageous to the Executive with respect to the provisions of the Income Tax Act (Canada) or similar legislation in place in the jurisdiction of the Executive's residence.

22. This agreement shall be governed by and interpreted under the laws of the Province of British Columbia.

23. All dollar amounts referred to in this agreement are expressed in Canadian funds unless otherwise specifically provided herein.

24. Save and except as provided in section 16, the benefits and obligations of this agreement may not be assigned by either party to any other person; provided, however, that the Company may assign this agreement to an affiliate or subsidiary of the Company upon notice to the Executive. Except as aforesaid, this agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, including, in the case of the Executive, his heirs, executors and administrators.

25.      The Executive acknowledges that:

         (a)      he has read and understood this agreement; and

         (b) has obtained independent legal advice in connection with this agreement and the provisions hereof.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the 16th day of April, 2003.

                                             )
SIGNED, SEALED AND DELIVERED                 )
by PRIMO PODORIESZACH in the presence of:    )
                                             )
(signed) "E.M. Podorieszach"                 )
                                             )
________________________________________     )
Signature                                    )    (signed) "Primo Podorieszach"
E.M. Podorieszach                            )
                                             )    ___________________________
________________________________________     )    PRIMO PODORIESZACH
Print Name                                   )
1732 N. River Drive, Kamloops, B.C.          )
                                             )
________________________________________     )
Address

ANTHONY CLARK INTERNATIONAL
INSURANCE BROKERS LTD.

Per: (signed) "Joseph P. Giuffre"

Per: _____________________________________